UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               ****EXIT FILING****

                          AMLI RESIDENTIAL PROPERTIES
                    -----------------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    001735109
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                November 30, 2005
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)

                                             Page 2 of 7 Pages

CUSIP No. 001735109
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                             Page 3 of 7 Pages

CUSIP No. 001735109
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                            Page 4 of 7 Pages

Item 1.

        (a)  Name of Issuer:
             AMLI RESIDENTIAL PROPERTIES

        (b)  Address of Issuer's Principal Executive Offices:
             125 South Wacker Drive
             Suite 3100
             Chicago, Illinois

Item 2.

        (a)  Name of Persons Filing:
             Cohen & Steers, Inc.
             Cohen & Steers Capital Management, Inc.

        (b)  Address of Principal Business Office:
               757 Third Avenue
               New York, NY 10017
        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware Corporations
               Cohen & Steers Capital Management, Inc: New York Corporation
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:
               001735109


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                            Page 5 of 7 Pages


Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of October 31, 2005:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP  OF 5% OR LESS OF A CLASS
         Filing Persons has ceased being beneficial owners of more than 5% of the filing class of securities.


Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of the parent company.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

                                                 Page  6 of 7 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 12, 2005

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Robert Steers
                        ____________________________________________
                            Signature


                            Robert H. Steers, Co-Chairman and Co-CEO
                        ____________________________________________
                            Name and Title

                                             Page 7 of 7 Pages


                    Joint Filing Agreement


In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the common shares of Amli Residential Properties, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 12, 2005.

Dated:  December 12, 2005

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        /s/ Robert Steers
                        ____________________________________________
                            Robert Steers, Co-Chairman and Co-CEO